EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Third Quarter 2022 Financial Results

- DMT310 Phase 2 topline results in moderate-to-severe rosacea anticipated in December 2022 –

- Initiation of DMT310 Phase 3 for moderate-to-severe acne expected in 1H 2023 -

SAN DIEGO, CA, November 10, 2022 -- Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a clinical-stage biopharmaceutical company focusing on the treatment of medical and aesthetic skin conditions, today highlighted recent corporate progress, and reported financial results for the quarter ended September 30, 2022.

“I am thrilled with all that Dermata has accomplished so far this year and plan to continue the momentum as we near the announcement of our DMT310 Phase 2 topline results in patients with moderate-to-severe rosacea,” said Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We believe DMT310 as a once-weekly topical product candidate has the potential to change the treatment paradigm for acne and rosacea patients. We believe we can demonstrate this change by replicating the excellent results we saw in our DMT310 Phase 2b acne study in our DMT310 Phase 3 clinical program for the treatment of moderate-to-severe acne. Additionally, we look forward our continued partnering discussions for DMT410 to provide patients with more innovative treatment options.”

Anticipated Upcoming Milestones

•         DMT310 Phase 2 topline results in moderate-to-severe rosacea. Dermata expects to announce topline results from its DMT310 Phase 2 study in rosacea in December 2022. The trial was a 12-week, double-blinded, randomized, placebo-controlled study with 180 patients. The co-primary endpoints were (i) absolute reduction in inflammatory lesion count and (ii) Investigator Global Assessment ("IGA"), which was graded on a 5-point scale (0-4). To be considered an IGA responder, a patient must have at least a 2-grade reduction and a score of 0 or 1 at week 12. Upon successful results, the Company will look to request an end of Phase 2 meeting with the FDA.

•         DMT310 Phase 3 program in moderate-to-severe acne. Dermata plans to request an end of Phase 2 meeting with the FDA in the first half of 2023. After receiving feedback from the FDA, the Company intends to initiate the DMT310 Phase 3 acne program, which will consist of two Phase 3 studies to support the submission of a new drug application to the FDA.

Third Quarter 2022 Financial Results

As of September 30, 2022, Dermata had $8.1 million in cash and cash equivalents, compared to $10.8 million as of December 31, 2021. Dermata expects its current cash resources are sufficient to fund operations into the third quarter of 2023.

1

Research and development expenses were $1.6 million for the quarter ended September 30, 2022, compared to $0.8 million for the quarter ended September 30, 2021. The increase in research and development expenses was due to increased clinical, non-clinical, and chemistry, manufacturing, and controls, or CMC, expenses for the DMT310 program. Stock-based compensation expense attributable to research and development totaled $0.05 million for the quarter ended September 30, 2022 compared to $0.03 million for the quarter ended September 30, 2021.

General and administrative expenses were $0.9 million for the quarter ended September 30, 2022, compared to $0.9 million for the quarter ended September 30, 2021. Stock-based compensation expense attributable to general and administrative totaled $0.2 million for the quarter ended September 30, 2022 compared to $0.1 million for the quarter ended September 30, 2021.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company's lead product candidate, DMT310, is the first product candidate being developed from its Spongilla technology platform. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 is currently under clinical development for the treatment of acne, rosacea, and psoriasis. The Company's second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company's current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: expectations with regard to the timing of data events; expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to any potential partnership opportunities for the Company's product candidates; the Company's expectations with regard to current cash and cash equivalence and the amount of time it will fund operations; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; and whether the results of DMT310 or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

2

DERMATA THERAPEUTICS, INC.

(Formerly Dermata Therapeutics, LLC)

Balance Sheets

3

DERMATA THERAPEUTICS, INC.

(Formerly Dermata Therapeutics, LLC)

Statements of Operations

(unaudited)

Investors:

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com